Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT AGREEMENT dated this 30th day of December, 2011 between Titan Pharmaceuticals, Inc. (the “Company”) and Sunil Bhonsle (“Executive”).

WHEREAS, the Company and Executive are parties to an employment agreement dated May 16, 2009 (as amended by agreements dated February 17, 2010,June 15, 2010 and December 27, 2010, the “Agreement”); and

WHEREAS, the compensation provision of the Agreement will expire by its terms on December 31, 2011 and the Company and Executive wish to amend and extend the Agreement to provide for uninterrupted service by the Executive

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

1. Effective Date. The effective date of this Amendment Agreement (the “Effective Date”) is January 1, 2012.

2. Trigger Date. The term Trigger Date as used in the Agreement shall be changed to December 31, 2012.

3. Stock Option Grant. Effective January 3, 2012, the Executive shall be granted 10-year, immediately exercisable options to purchase 300,000 shares of the Company’s common stock at an exercise price equal to fair market value on the date of grant, in accordance with the provisions of the Company’s 2002 Incentive Plan.

4. Miscellaneous. Except as expressly amended by this Amendment Agreement, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed as of the day and year first above written.

TITAN PHARMACEUTICALS, INC.

By:	/s/ Marc Rubin
Name: Marc Rubin
Title: Executive Chairman

EXECUTIVE

/s/ Sunil Bhonsle
Name: Sunil Bhonsle